U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
(Post-Effective Amendment No. 1 to Form SB-2)
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Axius Inc.
(Exact name of Registrant as specified in its charter)

NEVADA	TBA
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

128 Seagull Ave., Baybreeze Exec Village Taguig City, Philippines	Nevada Agency and Trust Company 50 West Liberty St, Suite 880 Reno, NV 89501
(Name and address of principal executive offices)	(Name and address of agent for service)
Primary Standard Industrial Classification Code Number: 3433
Registrant's telephone number, including area code: 63-922-848-0789
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|__|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|__|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|__|

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer |__|	Accelerated filer |__|	Non-accelerated filer |__|	Smaller reporting company |X|

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

COPIES OF COMMUNICATIONS TO:
David S. Jennings, Esq.
330 Carousel Parkway, Henderson, Nevada 89014
Phone: (702) 595-5150 / Fax: (800) 731-6120

Explanatory Note

The Registrant files this post-effective amendment number one to its Registration Statement on Form SB-2 (No. 333-147276) as initially filed with the Securities and Exchange Commission on November 9, 2007. This amendment includes the audited financial statements for the fiscal year ended October 31, 2009 filed with the Registrant’s Annual report on Form 10-K with the Securities and Exchange Commission on January 13, 2010, and the unaudited financial statements for the quarter ended January 31, 2010 filed with the Registrant’s Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

The Registrant is filing this amendment to its previous Registration Statement on Form SB-2 under the cover of Form S-1 pursuant to the compliance provisions in SEC Release No. 33-8876, which allows registrants that filed a registration statement under cover of Form SB-2 to amend such registration statements under cover of Form S-1.

The Registrant previously paid a registration fee of $0.58 in connection with the filing of the initial registration statement on Form SB-2 (No. 333-147276) filed with the Securities and Exchange Commission on November 9, 2007.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, Dated March 11, 2010

PROSPECTUS
AXIUS INC.
950,000 SHARES OF
COMMON STOCK

The selling shareholders named in this prospectus are offering up to 950,000 shares of common stock offered through this prospectus. We will not receive any proceeds from this offering and have not made any arrangements for the sale of these securities.

	Offering Price	Underwriting Discounts and Commissions	Proceeds to Selling Shareholders
Per Share	$0.02	None	$0.02
Total	$19,000	None	$19,000

Our common stock is presently not traded on any market or securities exchange. The sales price to the public is fixed at $0.02 per share until such time as the shares of our common stock are traded on the NASD Over-The-Counter Bulletin Board. Although we intend to apply for quotation of our common stock on the NASD Over-The-Counter Bulletin Board through a market maker, public trading of our common stock may never materialize. If our common stock becomes traded on the NASD Over-The-Counter Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders.

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled “Risk Factors” starting on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of This Prospectus is: March 11, 2010

SUMMARY	6
RISK FACTORS	7
RISKS ASSOCIATED WITH OUR FINANCIAL CONDITION	7
Because our auditor has issued a going concern opinion regarding our company, there is an increased risk associated with an investment in our company.	7
Because we have a limited operating history, it is difficult to evaluate your investment in our stock.	7
RISKS ASSOCIATED WITH OUR BUSINESS MODEL	7
Because we have not established the Axius brand name, and our products and name have little, if any, name recognition, we may be prevented from generating revenues, which will reduce the value of your investment.	7
If the natural-powered boiler market does not experience significant growth or if our products do not achieve broad acceptance, we will not be able to achieve revenues.	8
Because we conduct our business through verbal agreements with consultants and arms-length third parties, there is a substantial risk that such persons may not be readily available to us and the implementation of our business plan could be impaired.	8
Because we do not have exclusive agreements with the third party manufacturers that will manufacture our products, we may be unable to effectively manufacture and distribute our products or distribute them at all, which would adversely affect our reputation and materially reduce our revenues.	8
If we are unable to gauge trends and react to changing consumer preferences in a timely manner, our sales will decrease, and our business may fail.	9
In the event that we are unable to successfully compete within the boiler business, we may not be able to achieve profitable operations.	9
Because we will be forced to rely on third party manufacturers and raw material suppliers, the occurrence of difficulties outside of our control could negatively impact our business.	9
The complexity of our Product may lead to errors, defects, and bugs, which could subject us to significant costs or damages and adversely affect market acceptance of our Product.	10
If we do not effectively implement measures to sell our product, we may never achieve revenues and you will lose your entire investment.	10
If we are unable to successfully manage growth, our operations could be adversely affected.	11
Because we intend to offer our Product in China and other countries throughout Asia, we are subject to risks associated with international operations.	11
RISKS ASSOCIATED WITH MANAGEMENT AND CONTROL PERSONS	11
Because our management is inexperienced in operating a natural-powered boiler business, our business plan may fail.	11
Because our management has only agreed to provide their services on a part-time basis, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.	12
If we are unable to hire and retain key personnel, we may not be able to implement our business plan.	12
Because our officer and director, Geraldine Gugol, and our CTO and director, Leilane E. Macatangay, own an aggregate of 55.8% of our outstanding common stock, investors may find that corporate decisions influenced by Geraldine Gugol and Leilane E. Macatangay are inconsistent with the best interests of other stockholders.	12
Because our officer and director, Geraldine Gugol, and our CTO and director, Leilane E. Macatangay, own an aggregate of 55.8% of our outstanding common stock, the market price of our shares would most likely decline if they were to sell a substantial number of shares all at once or in large blocks.	13
RISKS RELATED TO LEGAL UNCERTAINTY	13
If our products are found to cause injury, have defects, or fail to meet industry standards, we will incur substantial litigation, judgment, product liability, and product recall costs, which will increase our losses and negatively affect our brand name reputation and product sales.	13

Even though we are not manufacturing the products ourselves, if any of the products we sell infringe on the intellectual property rights of others, we may find ourselves involved in costly litigation, which will negatively affect the financial results of our business operations.	13
New legislation, including the Sarbanes-Oxley Act of 2002, may make it more difficult for us to retain or attract officers and directors.	13
RISKS RELATED TO OUR SECURITIES	14
If a market for our common stock does not develop, shareholders may be unable to sell their shares.	14
If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.	14
If we issue shares of preferred stock with superior rights than the common stock registered in this prospectus, it could result in a decrease in the value of our common stock and delay or prevent a change in control of us.	14
If our common stock is quoted on the over-the-counter bulletin board or traded and a public market for our common stock develops, short selling could increase the volatility of our stock price.	15
Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.	15
Because we will be subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board, the level of trading activity in our stock may be reduced.	15
If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.	16
FORWARD-LOOKING STATEMENTS	16
USE OF PROCEEDS	16
DETERMINATION OF OFFERING PRICE	16
DILUTION	16
SELLING SHAREHOLDERS	16
PLAN OF DISTRIBUTION	20
LEGAL PROCEEDINGS	21
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	21
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	23
DESCRIPTION OF SECURITIES	23
INTERESTS OF NAMED EXPERTS AND COUNSEL	26
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	26
ORGANIZATION WITHIN THE LAST FIVE YEARS	26
DESCRIPTION OF BUSINESS	27
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	37
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	37
EXECUTIVE COMPENSATION	40
FINANCIAL STATEMENTS	43
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS	44
AVAILABLE INFORMATION	44

Summary

We were incorporated as Axius Inc. (“Axius”) in the State of Nevada on September 18, 2007. We are engaged in the business of developing, manufacturing, and selling wind and solar powered boilers (the “Product”) specifically for use as heating systems in China and other Asian countries.

We are a development stage company and have not generated significant sales to date. As of January 31, 2010, we had $0 in current assets and current liabilities in the amount of $18,000. Accordingly, our working capital deficit as of January 31, 2010 was $18,000. Since our inception through January 31, 2010, we have incurred a net loss of $61,000. Our current working capital is not sufficient to enable us to implement our business plan as set forth in this prospectus. For these and other reasons, our independent auditors have raised substantial doubt about our ability to continue as a going concern. Accordingly, we will require additional financing.

Our principal offices are located at 128 Seagull Ave., Baybreeze Exec Village Taguig City, Philippines. Our phone number is 63-922-848-0789. Our fiscal year end is October 31.

The Offering

Securities Being Offered
Up to 950,000 shares of our common stock, which includes all issued and outstanding shares with the exception of those held by our officer and director, Geraldine Gugol, and our Chief Technology Officer (“CTO”) and director, Leilane E. Macatangay.

Offering Price
The offering price of the common stock is $0.02 per share. We are quoted on the OTCBB under the symbol “AXIU” but do not currently have an active trading market.  If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders.  The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Minimum Number of Shares To Be Sold in This Offering	None

Securities Issued and to be Issued
2,150,000 shares of our common stock are issued and outstanding as of the date of this prospectus. Our officer and director, Geraldine Gugol, and our CTO and director, Leilane E. Macatangay, own an aggregate of 55.8% of the common shares of our company and therefore have substantial control. All of the common stock to be sold under this prospectus will be sold by existing shareholders. There will be no increase in our issued and outstanding shares as a result of this offering.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.
Offering Period	The shares are being offered for a period up to April 30, 2008, unless extended by us for an additional 90 days.

Summary Financial Information

Balance Sheet Data	As of January 31, 2010 (Unaudited)	As of October 31, 2009 (Audited)
Cash	$0	$0
Total Assets	$0	$0
Liabilities	$18,000	$16,000
Total Stockholders’ Equity	$0	$16,000

Statement of Operations	For the Quarter Ended January 31, 2010 (Unaudited)	For the Year Ended October 31, 2009 (Audited)
Revenue	$0	$0
Loss for the Period	$2,000	$10,000

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Currently, shares of our common stock are not publicly traded. In the event that shares of our common stock become publicly traded, the trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Associated with Our Financial Condition

Because our auditor has issued a going concern opinion regarding our company, there is an increased risk associated with an investment in our company.

We have earned no revenue since our inception, which makes it difficult to evaluate whether we will operate profitably. Operating expenses for the period from September 18, 2007 (date of inception) to January 31, 2010, totaled $61,000 We have incurred cumulative net losses of $61,000 since September 18, 2007. We have not attained profitable operations and are dependent upon obtaining financing or generating revenue from operations to continue operations for the next twelve months. As of January 31, 2010, we had cash in the amount of $0. Our future is dependent upon our ability to obtain financing or upon future profitable operations. We reserve the right to seek additional funds through private placements of our common stock and/or through debt financing. Our ability to raise additional financing is unknown. We do not have any formal commitments or arrangements for the advancement or loan of funds. For these reasons, our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern. As a result, there is an increased risk that you could lose the entire amount of your investment in our company.

Because we have a limited operating history, it is difficult to evaluate your investment in our stock.

Evaluation of our business will be difficult because we have a limited operating history.  We are in the development stage of our business and have not yet begun to offer our products. To date, revenues are not substantial enough to maintain us without additional capital injection if we determine to pursue a growth strategy before significant revenues are generated. We face a number of risks encountered by early-stage companies, including our need to develop infrastructure to support growth and expansion; our need to obtain long-term sources of financing; our need to establish our marketing, sales and support organizations; and our need to manage expanding operations.  Our business strategy may not be successful, and we may not successfully address these risks. If we are unable to sustain profitable operations, investors may lose their entire investment in us.

Risks Associated with Our Business Model

Because we have not established the Axius brand name, and our products and name have little, if any, name recognition, we may be prevented from generating revenues, which will reduce the value of your investment.

Because we are a new company with new products and we have not conducted advertising, there is little or no recognition of our Axius brand name. As a result, consumers may purchase products other than ours that have brand recognition in the market and we may be unable to generate sufficient revenues to meet our expenses or meet our business plan objectives, which will reduce the value of your investment.

If the natural-powered boiler market does not experience significant growth or if our products do not achieve broad acceptance, we will not be able to achieve revenues.

We hope to achieve revenues from sales of our Product. We cannot accurately predict future growth rates or the size of the natural-powered boiler market. Demand for our Product may not occur as anticipated, or may decrease, either generally or in specific geographic markets, during particular time periods. The expansion of the natural-powered boiler market and the market for our Product depends on a number of factors, such as:

	the cost, performance and reliability of our products and products offered by our competitors;
	public perceptions regarding the effectiveness and value of natural-powered boiler;
	customer satisfaction with natural-powered boiler; and
	marketing efforts and publicity regarding the needs for natural-powered boiler.

Even if air purifiers gain wide market acceptance, our Product may not adequately address market requirements and may not continue to gain market acceptance. If air purifiers generally, or our Product specifically, does not gain wide market acceptance, we may not be able to achieve our anticipated level of growth, we may not achieve revenues and results of operations would suffer.

Because we conduct our business through verbal agreements with consultants and arms-length third parties, there is a substantial risk that such persons may not be readily available to us and the implementation of our business plan could be impaired.

Although we plan to pursue written agreements with our manufacturers to provide goods to us at their respective and customary rates upon request, we currently have no such written agreements in place. In addition, we have a verbal agreement with our accountants to perform requested financial accounting services and our outside auditors to perform auditing functions. Each of these functions requires the services of persons in high demand and these persons may not always be available. The implementation of our business plan and ability to service our customers may be impaired if we are not able to secure written agreements with additional manufacturers, or the parties with whom we have verbal agreements do not perform in accordance with our verbal agreements. In addition, it may be difficult to enforce a verbal agreement in the event that any of these parties fail to perform.

Because we do not have exclusive agreements with the third party manufacturers that will manufacture our products, we may be unable to effectively manufacture and distribute our products or distribute them at all, which would adversely affect our reputation and materially reduce our revenues.

We do not own or operate any manufacturing facilities. We plan to pursue and enter into written agreements with the third party manufacturers to manufacture our products and ship them directly to our customers. If we lose the services of our third party manufacturers, we may be unable to secure the services of replacement manufacturers. In addition, because we do not have written agreements with all of these manufacturers, they could refuse to supply some or all of our products, reduce the number of products that they supply or change the terms and prices under which they normally supply our products. The occurrence of any such conditions will have a materially negative effect upon our reputation and our ability to distribute our products, which will cause a material reduction in our revenues.

If we are unable to gauge trends and react to changing consumer preferences in a timely manner, our sales will decrease, and our business may fail.

We believe our success depends in substantial part on our ability to offer products and designs that reflect current needs and anticipate, gauge and react to changing consumer demands in a timely manner. Our business is vulnerable to changes in consumer preferences. We will attempt to reduce the risks of changing demands and product acceptance in part by devoting a portion of our available products and designs to standard products that are not significantly modified from year to year. Nevertheless, if we misjudge consumer needs for our products, our ability to generate sales could be impaired resulting in the failure of our business. There are no assurances that our future products will be successful, and in that regard, any unsuccessful products could also adversely affect our business.

In the event that we are unable to successfully compete within the boiler business, we may not be able to achieve profitable operations.

We face substantial competition in the industry.  Due to our small size, it can be assumed that many of our competitors have significantly greater financial, technical, marketing and other competitive resources.  These competitors may have completed development of their products and are presently marketing these to potential customers. Accordingly, these competitors may have already begun to establish brand-recognition with consumers. We will attempt to compete against these competitors by developing features that exceed the features offered by competing products. However, we cannot assure you that our products will outperform competing products or those competitors will not develop new products that exceed what we provide. In addition, we may face competition based on price. If our competitors lower the prices on their products, then it may not be possible for us to market our products at prices that are economically viable. Increased competition could result in:

	Lower than projected revenues;
	Price reductions and lower profit margins;
	The inability to develop and maintain our products with features and usability sought by potential customers.

Any one of these results could adversely affect our business, financial condition and results of operations. In addition, our competitors may develop competing products that achieve greater market acceptance. It is also possible that new competitors may emerge and acquire significant market share. Our inability to achieve sales and revenue due to competition will have an adverse effect on our business, financial condition and results of operations.

Because we will be forced to rely on third party manufacturers and raw material suppliers, the occurrence of difficulties outside of our control could negatively impact our business.

We do not have our own fabrication facilities, or assembly or manufacturing operations. Instead, we intend to rely on others to fabricate, assemble and manufacture all of our products. We do not have any long-term supply contracts with any of these suppliers. Because we intend to outsource the manufacture of all of our products, the cost, quality and availability of third-party manufacturing operations are essential to the successful production and sale of our products. Our reliance on third-party manufacturers exposes us to a number of risks which are outside our control, including:

	unexpected increases in manufacturing costs;

	interruptions in shipments if a third-party manufacturer is unable to complete production in a timely manner;

	inability to control quality of finished products;

	inability to control delivery schedules;

	inability to control production levels and to meet minimum volume commitments to our customers;

	inability to control manufacturing yield;

	inability to maintain adequate manufacturing capacity; and

	inability to secure adequate volumes of acceptable components, at suitable prices or in a timely manner.

We have not yet located a manufacturer for our products. We may be unable to locate a suitable manufacturer for our products on terms acceptable to us, or at all. The occurrence of any such conditions discussed herein will have a materially negative effect upon our reputation and our ability to distribute our products, which will cause a material reduction in any revenues that we hope to achieve.

The complexity of our Product may lead to errors, defects, and bugs, which could subject us to significant costs or damages and adversely affect market acceptance of our Product.

We have not undertaken significant testing of our Product and it may contain undetected errors, weaknesses, defects or bugs when first introduced or as new versions are released. If our Product or future products contain production defects, reliability, quality or compatibility problems that are significant to our customers, our reputation may be damaged and customers may be reluctant to continue to buy our products, which could adversely affect our ability to retain and attract new customers. In addition, these defects or bugs could interrupt or delay sales of affected products, which could adversely affect our results of operations.

If defects or bugs are discovered after commencement of commercial production of our Product or future products, we may be required to make significant expenditures of capital and other resources to resolve the problems. This could result in significant additional development costs and the diversion of technical and other resources from our other development efforts. We could also incur significant costs to repair or replace defective products. These costs or damages could have a material adverse effect on our financial condition and results of operations.

If we do not effectively implement measures to sell our product, we may never achieve revenues and you will lose your entire investment.

We are currently testing and refining our prototype Product, which we have built in our facility in the Philippines. When we are satisfied that our Product provides the most effective natural-powered boilers possible for the consumer, we will begin the manufacture and distribution of the Product to retailers throughout China before expanding to other Asian countries. We have not achieved revenues, or taken active steps to develop a sales force to attain revenues. We have no experience in providing direct sales and service, nor do we have distributors of our Product. Moreover, our sales and marketing efforts may not achieve intended results and therefore may not generate the revenue we hope to achieve. As a result of our corporate strategies, we have decided to initially focus our resources in select areas in China. We may change our focus to other markets or applications in the future. There can be no assurance that our focus or our near term plans will be successful. If we are not able to successfully address markets for our products, we may not be able to grow our business, compete effectively or achieve profitability.

If we are unable to successfully manage growth, our operations could be adversely affected.

Our progress is expected to require the full utilization of our management, financial and other resources, which to date has occurred with limited working capital. Our ability to manage growth effectively will depend on our ability to improve and expand operations, including our financial and management information systems, and to recruit, train and manage sales personnel. There can be no absolute assurance that management will be able to manage growth effectively.

If we do not properly manage the growth of our business, we may experience significant strains on our management and operations and disruptions in our business. Various risks arise when companies and industries grow quickly. If our business or industry grows too quickly, our ability to meet customer demand in a timely and efficient manner could be challenged. We may also experience development or production delays as we seek to meet increased demand for our products. Our failure to properly manage the growth that we or our industry might experience could negatively impact our ability to execute on our operating plan and, accordingly, could have an adverse impact on our business, our cash flow and results of operations, and our reputation with our current or potential customers.

Because we intend to offer our Product in China and other countries throughout Asia, we are subject to risks associated with international operations.

Although we have not commenced manufacturing our Product to consumers, we may rely on foreign third-party manufacturing, assembly and testing operations. Foreign operations subject us to a number of risks associated with conducting business outside of the United States, including the following:

	Unexpected changes in, or impositions of, legislative or regulatory requirements;

	Delays resulting from difficulty in obtaining export licenses for certain technology, tariffs, quotas and other trade barriers and restrictions;

	Imposition of additional taxes and penalties;

	The burdens of complying with a variety of foreign laws; and

	Other factors beyond our control, including acts of terrorism, which may delay the shipment of our products, impair our ability to travel or our ability to communicate with foreign locations.

In addition, the laws of certain foreign countries in which our products are or may be designed, manufactured or sold may not protect our products or intellectual property rights to the same extent as the laws of the United States. This increases the possibility of piracy of our technology and products.

Risks Associated with Management and Control Persons

Because our management is inexperienced in operating a natural-powered boiler business, our business plan may fail.

Our management does not have any specific training in running a natural-powered boiler business. With no direct training or experience in this area, our management may not be fully aware of many of the specific requirements related to working within this industry. As a result, our management may lack certain skills that are advantageous in managing our company. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to management’s lack of experience in this industry.

Because our management has only agreed to provide their services on a part-time basis, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

Geraldine Gugol, our officer and director, and Leilane E. Macatangay, our CTO and director, devote 10 to 15 hours per week to our business affairs. We do not have an employment agreement with Geraldine Gugol or Leilane E. Macatangay, nor do we maintain key life insurance for them. Currently, we do not have any full or part-time employees. If the demands of our business require the full business time of our management, it is possible that they may not be able to devote sufficient time to the management of our business, as and when needed. If our management is unable to devote a sufficient amount of time to manage our operations, our business will fail.

If we are unable to hire and retain key personnel, we may not be able to implement our business plan.

Due to the specified nature of our business, having certain key personnel is essential to the development and marketing of the products we plan to sell and thus to the entire business itself. Consequently, the loss of any of those individuals may have a substantial effect on our future success or failure. We may have to recruit qualified personnel with competitive compensation packages, equity participation, and other benefits that may affect the working capital available for our operations. Management may have to seek to obtain outside independent professionals to assist them in assessing the merits and risks of any business proposals as well as assisting in the development and operation of many company projects. No assurance can be given that we will be able to obtain such needed assistance on terms acceptable to us. Our failure to attract additional qualified employees or to retain the services of key personnel could have a material adverse effect on our operating results and financial condition.

Because our officer and director, Geraldine Gugol, and our CTO and director, Leilane E. Macatangay, own an aggregate of 55.8% of our outstanding common stock, investors may find that corporate decisions influenced by Geraldine Gugol and Leilane E. Macatangay are inconsistent with the best interests of other stockholders.

Geraldine Gugol is our officer and director. Leilane E. Macatangay is our CTO and director. Together, they own approximately 55.8% of the outstanding shares of our common stock. Accordingly, they will have an overwhelming influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. While we have no current plans with regard to any merger, consolidation or sale of substantially all of our assets, the interests of Geraldine Gugol and Leilane E. Macatangay may still differ from the interests of the other stockholders.

Because our officer and director, Geraldine Gugol, and our CTO and director, Leilane E. Macatangay, own an aggregate of 55.8% of our outstanding common stock, the market price of our shares would most likely decline if they were to sell a substantial number of shares all at once or in large blocks.

Our officer and director, Geraldine Gugol owns 600,000 shares of our common stock, which equates to 27.9% of our outstanding common stock. Our CTO and director, Leilane E. Macatangay owns 600,000 shares of our common stock, which equates to 27.9% of our outstanding common stock. There is presently no public market for our common stock although we plan to apply for quotation of our common stock on the NASD over-the-counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. If our shares are publicly traded on the over-the-counter bulletin board, Geraldine Gugol and Leilane E. Macatangay will be eligible to sell their shares publicly subject to the volume limitations in Rule 144. The offer or sale of a large number of shares at any price may cause the market price to fall. Sales of substantial amounts of common stock or the perception that such transactions could occur may materially and adversely affect prevailing markets prices for our common stock.

Risks Related to Legal Uncertainty

If our products are found to cause injury, have defects, or fail to meet industry standards, we will incur substantial litigation, judgment, product liability, and product recall costs, which will increase our losses and negatively affect our brand name reputation and product sales.

Because our products are intended for use in a home environment, we may be subject to liability for any accidents or injury that may occur in connection with the use of these products or due to claims of defective design, integrity or durability of the products. We do not currently maintain liability insurance coverage for such claims. If we are unable to obtain such insurance, product liability claims could adversely affect our brand name reputation, revenues and ultimately lead to losses. In addition, product defects could result in product recalls and warranty claims. A product recall could delay or halt the sale of our products until we are able to remedy the product defects. The occurrence of any claims, judgments, or product recalls will negatively affect our brand name image and product sales, as well as lead to additional costs.

Even though we are not manufacturing the products ourselves, if any of the products we sell infringe on the intellectual property rights of others, we may find ourselves involved in costly litigation, which will negatively affect the financial results of our business operations.

Although we have not received notices of any alleged infringement, we cannot be certain that our Products do not infringe on issued trademarks and/or copyright rights of others. We may be subject to legal proceedings and claims from time to time in our ordinary course of business arising out of intellectual property rights of others. These legal proceedings can be very costly, and thus can negatively affect the results of our operations.

New legislation, including the Sarbanes-Oxley Act of 2002, may make it more difficult for us to retain or attract officers and directors.

The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Securities Exchange Act of 1934. Upon becoming a public company, we will be required to comply with the Sarbanes-Oxley Act. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We continue to evaluate and monitor developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Risks Related to Our Securities

If a market for our common stock does not develop, shareholders may be unable to sell their shares.

We are quoted on the OTCBB under the symbol “AXIU” but do not currently have an active trading market. If a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling shareholders are offering 950,000 shares of our common stock through this prospectus. The outstanding shares of common stock covered by this prospectus represent approximately 44.2% of the common shares outstanding as of the date of this prospectus. Should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall.

If we issue shares of preferred stock with superior rights than the common stock registered in this prospectus, it could result in a decrease in the value of our common stock and delay or prevent a change in control of us.

Our board of directors is authorized to issue up to 10,000,000 shares of preferred stock. Our board of directors has the power to establish the dividend rates, liquidation preferences, voting rights, redemption and conversion terms and privileges with respect to any series of preferred stock. The issuance of any shares of preferred stock having rights superior to those of the common stock may result in a decrease in the value or market price of the common stock. Holders of preferred stock may have the right to receive dividends, certain preferences in liquidation and conversion rights.

The issuance of preferred stock could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of us without further vote or action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

If a public market for our common stock develops, short selling could increase the volatility of our stock price.

Short selling occurs when a person sells shares of stock which the person does not yet own and promises to buy stock in the future to cover the sale. The general objective of the person selling the shares short is to make a profit by buying the shares later, at a lower price, to cover the sale. Significant amounts of short selling, or the perception that a significant amount of short sales could occur, could depress the market price of our common stock. In contrast, purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on over-the-counter bulletin board or any other available markets or exchanges. Such short selling if it were to occur could impact the value of our stock in an extreme and volatile manner to the detriment of our shareholders.

Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their own common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase our common stock.

Because we will be subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.

In the event that our shares are quoted on the over-the-counter bulletin board, we will be required order to remain current in our filings with the SEC in order for shares of our common stock to be eligible for quotation on the over-the-counter bulletin board. In the event that we become delinquent in our required filings with the SEC, quotation of our common stock will be terminated following a 30 day grace period if we do not make our required filing during that time. If our shares are not eligible for quotation on the over-the-counter bulletin board, investors in our common stock may find it difficult to sell their shares.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. The actual results could differ materially from our forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination of Offering Price

The $0.02 per share offering price of our common stock was arbitrarily chosen using the last sales price of our stock from our most recent private offering of common stock. There is no relationship between this price and our assets, earnings, book value or any other objective criteria of value.

We are quoted on the OTCBB under the symbol “AXIU” but do not currently have an active trading market.  If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders.  The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Dilution

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

Selling Shareholders

The selling shareholders named in this prospectus are offering all of the 950,000 shares of common stock offered through this prospectus. These shares were acquired from us in an offering that was exempt from Registration under Regulation S of the Securities Act of 1933, as amended, and completed on June 21, 2007.

The following table provides information regarding the beneficial ownership of our common stock held by each of the selling shareholders as of January 31, 2010, including:

1.	the number of shares owned by each prior to this offering;
2.	the total number of shares that are to be offered by each;

3.	the total number of shares that will be owned by each upon completion of the offering;
4.	the percentage owned by each upon completion of the offering; and

5.	the identity of the beneficial holder of any entity that owns the shares.

The named parties beneficially own and have sole voting and investment power over all shares or rights to the shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold. The percentages are based on 2,150,000 shares of common stock outstanding on  January 31, 2010.

Name and Address of Selling Shareholder	Shares Owned Prior to This Offering	Total Number of Shares to be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Perla B. Libtuan 4 Lumantad Street, Fairlane St, Fairview QC Philippines	25,000	25,000	0	0
Glenn Brigoli 48-D Mercury Street Fairview Quezon City Philippines	25,000	25,000	0	0
Herdindo S. Galdo 36 A Ponce Street Kalookan City, Philippines	25,000	25,000	0	0
Elena B. Galdo 04 Tullahan St. North Fairview Quezon City, Philippines	25,000	25,000	0	0
Cesar L. Torres 10 Consultant Road Old Balara Quezon City, Philippines	25,000	25,000	0	0
Deborah H. Libtuan #48 Mercury Street Fairview Quezon City, Philippines	25,000	25,000	0	0
Shirley Pajarilla 50-D Mercury Street Fairview Quezon City, Philippines	25,000	25,000	0	0
Virgilio M. Libtuan Pechayan Kanan North Fairview Quezon City, Philippines	25,000	25,000	0	0

Loren M. Brigoli #50 Mercury Street East Fairview Quezon City, Philippines	25,000	25,000	0	0
Lhume Lynn C. Vidas 137 Malipaka St. Bgy Putik Quezon City, Philippines	25,000	25,000	0	0
Elenita L. Torres 50B Mercury Street Fairview Quezon City, Philippines	25,000	25,000	0	0
Cezar B. Torres 50B Mercury Street Fairview Quezon City, Philippines	25,000	25,000	0	0
Manuel M. Hilario 92 Andromeda St. Villa Orion Subd. Fairview Quezon City, Philippines	25,000	25,000	0	0
Jose Marie Sancio B59 L39 P2 Cityhomes Resortville, Langkaan 2 Dasmarinas Cavite Philippines	25,000	25,000	0	0
Melanie M. Reyes 571 Tolentino St. Pasay City Philippines	25,000	25,000	0	0
Meliza C. Nasayao Mercado Subd. Pulong Sta. Cruz, Sta. Rosa, Laguna Philippines	25,000	25,000	0	0
Benjamin L. Inlayo 10 R De Jesus St. Antipolo City Philippines	25,000	25,000	0	0
Zenaida L. Camaso 1239 G Bambang St. Tondo Manila Philippines	25,000	25,000	0	0
Priscila SM Martinez 21 C Lawis St Bgy Dela Paz Antipolo City Philippines	25,000	25,000	0	0
Venus G. Espiritu Santo 68A Sto Nino St, San Jose Antipolo City Philippines	25,000	25,000	0	0
Timothy G. Ramos 344 F Catanghalan Obando, Bulaca Philippines	25,000	25,000	0	0

Chita San Jose 100 F. C Francisco St San Gabriel Teresa Rizal Philippines	25,000	25,000	0	0
Edmundo L. Dayrit Cambaog Bustos, Bulacan Philippines	25,000	25,000	0	0
Arnulfo M. Almirez No. 75 Panganiban St. Antipolo City 1870 Philippines	25,000	25,000	0	0
Karlo C. Abonado 06A Damaso Reyes St. Tanay, Rizal Philippines	25,000	25,000	0	0
Ma Luisa B. Sierra #163-A M Gatlabayan St Antipolo City Philippines	25,000	25,000	0	0
Merlita A. Buison 73 Cruz Cmpd Sto Nino Antipolo Rizal Philippines	25,000	25,000	0	0
Dolores R. Realo Jose Panganiban Camarines Norte Bicol, Philippines	25,000	25,000	0	0
Julio A. Ortiz St. Vincent Street Milagros Subd. Antipo, Philippines	25,000	25,000	0	0
Luis R. Bartido #16 F. Marcelo St Santolan Pasig City, Philippines	25,000	25,000	0	0
Rosalie Laurenia Buhanginan Solid Cement Tagbac, Antipolo City Philippines	25,000	25,000	0	0
Dalisay A. Trinidad #59 P Pascual St San Jose, Morong Rizal Philippines	25,000	25,000	0	0
Gemma B. Picardal Block 17, Lot 12 Empress Subd. San Isidro Antipolo City Philippines	25,000	25,000	0	0

Leonardo O. Ube 402 MH Del Pilar St. Antipolo City Philippines	25,000	25,000	0	0
Josephina R. David San Roque Circumferential Rd. Antipolo City, Philippines	25,000	25,000	0	0
Benita A. Aspacio 3962 Yague St Makati City, Philippines	25,000	25,000	0	0
Jonathan V. Pineda 65 A Aglipay St Mandaluyong City Philippines	25,000	25,000	0	0
Rogelio Vergara Pineda 65 A Aglipay St Mandaluyong City Philippines	25,000	25,000	0	0

None of the selling shareholders; (1) has had a material relationship with us other than as a shareholder at any time within the past three years; (2) has been one of our officers or directors; or (3) are broker-dealers or affiliate of broker-dealers.

The selling shareholders and any broker/dealers who act in connection with the sale of the shares may be deemed to be “underwriters” within the meaning of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the shares as a principal might be deemed to be underwriting discounts and commissions under the Securities Act.

Plan of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	on such public markets or exchanges as the common stock may from time to time be trading;
2.	in privately negotiated transactions;

3.	through the writing of options on the common stock;
4.	in short sales, or;

5.	in any combination of these methods of distribution.

We are quoted on the OTCBB under the symbol “AXIU” but do not currently have an active trading market.  If our common stock becomes actively traded on the OTCBB, or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	the market price of our common stock prevailing at the time of sale;
2.	a price related to such prevailing market price of our common stock, or;
3.	such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

The selling shareholders may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as an agent may receive a commission from the selling shareholders or from such purchaser if they act as agent for the purchaser. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above.
We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	not engage in any stabilization activities in connection with our common stock;
2.	furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and;

3.	not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

Legal Proceedings

We are not currently a party to any legal proceedings.

Directors, Executive Officers, Promoters and Control Persons

Our executive officers and directors and their respective ages as of October 1, 2007 are as follows:

Name	Age	Position Held with the Company
Geraldine Gugol 128 Seagull Ave., Baybreeze Exec Village Taguig City, Philippines	38	President, Chief Executive Officer, Principal Executive Officer, Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer and Director
Leilane E. Macatangay 128 Seagull Ave., Baybreeze Exec Village Taguig City, Philippines	47	Chief Technology Officer, Director

Set forth below is a brief description of the background and business experience of our sole executive officer and directors.

Geraldine Gugol is our President, Chief Executive Officer, Principal Executive Officer, Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer and Director. Geraldine obtained a Bachelor of Science from Central Mindanao University in 1997, and has worked as a Senior Manager for Uni-star Business Systems since that time.

Leilane E. Macatangay is our CTO and director. Leilane obtained a Bachelor of Science Degree from Far Eastern University in 1983. Since that time he has worked as an engineer for Eumac, Inc.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We do not currently have any significant employees aside from Geraldine Gugol and Leilane E. Macatangay.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of the following occurred with respect to our present or former director, executive officer, or employee: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Committees of the Board

Our company currently does not have nominating, compensation or audit committees or committees performing similar functions nor does our company have a written nominating, compensation or audit committee charter. Our directors believe that it is not necessary to have such committees, at this time, because the functions of such committees can be adequately performed by the board of directors.

Our company does not have any defined policy or procedural requirements for shareholders to submit recommendations or nominations for directors. The board of directors believes that, given the stage of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. Our company does not currently have any specific or minimum criteria for the election of nominees to the board of directors and we do not have any specific process or procedure for evaluating such nominees. The board of directors will assess all candidates, whether submitted by management or shareholders, and make recommendations for election or appointment.

A shareholder who wishes to communicate with our board of directors may do so by directing a written request addressed to our President and director, Siew Mee Fam, at the address appearing on the first page of this annual report.

Code of Ethics

As of October 31, 2009, we had not adopted a Code of Ethics for Financial Executives, which would include our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of   January 31, 2010 , certain information as to shares of our common stock owned by (i) each person known by us to beneficially own more than 5% of our outstanding common stock, (ii) each of our directors, and (iii) all of our executive officers and directors as a group:

Name and Address of Beneficial Owners of Common Stock	Title of Class	Amount and Nature of Beneficial Ownership1	% of Common Stock2
Geraldine Gugol 128 Seagull Ave., Baybreeze Exec Village Taguig City, Philippines	Common Stock	600,000	27.9%
Leilane E. Macatangay 128 Seagull Ave., Baybreeze Exec Village Taguig City, Philippines	Common Stock	600,000	27.9%
DIRECTORS AND OFFICERS - TOTAL		1,200,000	55.8%

5% SHAREHOLDERS
NONE	Common Stock	NONE	NONE

1.
As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.

2.	The percentage shown is based on denominator of 2,150,000 shares of common stock issued and outstanding for the company as of January 31, 2010 .

Description of Securities

Our authorized capital stock consists of 90,000,000 shares of common stock, with a par value of $0.001 per share, and 10,000,000 shares of preferred stock, with a par value of $0.001 per share. As of January 31, 2010 there were 2,150,000 shares of our common stock issued and outstanding. Our shares are held by forty (40) stockholders of record. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

1.	The number of shares constituting that series and the distinctive designation of that series, which may be by distinguishing number, letter or title;

2.
The dividend rate on the shares of that series, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

3.	Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4.
Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

5.
Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

6.	Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

7.
The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

8.	Any other relative rights, preferences and limitations of that series

Provisions in Our Articles of Incorporation and By-Laws That Would Delay, Defer or Prevent a Change in Control

Our articles of incorporation authorize our board of directors to issue a class of preferred stock commonly known as a "blank check" preferred stock. Specifically, the preferred stock may be issued from time to time by the board of directors as shares of one (1) or more classes or series. Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to adopt resolutions; to issue the shares; to fix the number of shares; to change the number of shares constituting any series; and to provide for or change the following: the voting powers; designations; preferences; and relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following: dividend rights, including whether dividends are cumulative; dividend rates; terms of redemption, including sinking fund provisions; redemption prices; conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock.

In each such case, we will not need any further action or vote by our shareholders. One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of director's authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

David S. Jennings, Esq., our independent legal counsel, has provided an opinion on the validity of our common stock.

Maddox Ungar Silberstein, PLLC (now known as Silberstein Ungar, PLLC), has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in his audit report. Maddox Ungar Silberstein, PLLC has presented his report with respect to our audited financial statements. The report of Maddox Ungar Silberstein, PLLC is included in reliance upon his authority as an expert in accounting and auditing.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Our articles of incorporation provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Organization within the Last Five Years

We were incorporated as “Axius Inc.” in the State of Nevada on September 18, 2007. We are engaged in the business of developing, manufacturing, and selling wind and solar powered boilers specifically for use as heating systems.

Our principal executive offices are located at 50 West Liberty Street, Suite 880, Reno, NV 89501. Our telephone number is 63-922-848-0789. Our operations office is located at 128 Seagull Ave., Baybreeze Exec Village, Taguig City, Philippines.

Our fiscal year end is October 31. Geraldine Gugol, our officer and director, and Leilane E. Macatangay, our CTO and director, are persons that may be described as “promoters” as defined in Rule 405 of the Securities Act by virtue of their roles in founding and organizing our company.

Description of Business

Company Overview

We were incorporated on September 18, 2007, in the State of Nevada for the purpose of developing, manufacturing, and selling wind and solar powered boilers specifically for use as heating systems.

Business of Company

We are engaged in the business of developing, manufacturing, and selling wind and solar powered boilers specifically for use as energy-efficient heating systems (our "Product"). Our Product consists of three main components: a wind generator, a solar generator, and an electric boiler. The wind generator can be used autonomously to power our electric boiler or in parallel with the solar generator to power the electric boiler. We are currently early in the process of designing and developing our wind and solar powered boiler at our operations office in the Philippines. Our Product is not yet ready for commercial sale. When we are satisfied that our Product will compete effectively in the Asian Boiler Industry by being the most efficient in terms of heating capability and energy usage, we will begin the manufacture and distribution of the Product to home improvement merchants throughout Asia.

Boilers

A boiler is a closed vessel in which water or other fluid is heated under pressure. The heated or vaporized fluid exits the boiler for use in various processes or heating applications. Construction of boilers is mainly limited to carbon steel, stainless steel, and cast iron. The source of heat for a boiler is usually combustion of any of several fuels, such as wood, coal, oil, or natural gas. Electric boilers use resistance or immersion type heating elements to heat the water to a useful temperature.

The goal of a boiler is to make the heat flow as completely as possible from the heat source to the water. Most boilers heat water until it boils, and then the steam is used at saturation temperature (i.e., saturated steam). Superheated steam boilers boil the water and then further heat the steam in a superheater. Some superheaters are radiant type (absorb heat by radiation), others are convection type (absorb heat via a fluid i.e. gas) and some are a combination of the two. So whether by convection or radiation the extreme heat in the boiler furnace/flue gas path will also heat the superheater steam piping and the steam within as well. It is important to note that while the temperature of the steam in the superheater is raised, the pressure of the steam is not. The process of superheating steam is most importantly designed to remove all moisture content from the steam to prevent damage to the turbine blading and/or associated piping.

Hydronic boilers are typically used in generating heat for residential uses. They are the typical power plant for central heating systems fitted to houses in northern Europe (where they are commonly combined with domestic water heating), as opposed to the forced-air furnaces or wood burning stoves more common in North America. The hydronic boiler operates by way of heating water/fluid to a preset temperature (or sometimes in the case of single pipe systems, until it boils and turns to steam) and circulating that fluid or steam throughout the home by way of radiators, baseboard heaters or through the floors. The fluid can be heated by any means, but in built-up areas where piped gas is available, natural gas is currently the most economical and therefore the common choice. The fluid is in an enclosed system and circulated throughout by means of a motorized pump. Most modern systems are fitted with condensing boilers for greater efficiency.

Most boilers now depend on mechanical draft equipment rather than natural draft. This is because natural draft is subject to outside air conditions and temperature of flue gases leaving the furnace, as well as the chimney height. All these factors make proper draft hard to attain and therefore make mechanical draft equipment much more economical.

There are three types of mechanical draft:

Induced draft: This is obtained one of three ways, the first being the "stack effect" of a heated chimney, in which the flue gas is less dense than the ambient air surrounding the boiler. The more dense column of ambient air forces combustion air into and through the boiler. The second method is through use of a steam jet. The steam jet oriented in the direction of flue gas flow induces flue gasses into the stack and allows for a greater flue gas velocity increasing the overall draft in the furnace. This method was common on steam driven locomotives which could not have tall chimneys. The third method is by simply using an induced draft fan (ID fan) which sucks flue gases out of the furnace and up the stack. Almost all induced draft furnaces have a negative pressure.

Forced draft: Draft is obtained by forcing air into the furnace by means of a fan (FD fan) and ductwork. Air is often passed through an air heater; which, as the name suggests, heats the air going into the furnace in order to increase the overall efficiency of the boiler. Dampers are used to control the quantity of air admitted to the furnace. Forced draft furnaces usually have a positive pressure.

Balanced draft: Balanced draft is obtained through use of both induced and forced draft. This is more common with larger boilers where the flue gases have to travel a long distance through many boiler passes. The induced draft fan works in conjunction with the forced draft fan allowing the furnace pressure to be maintained slightly below atmospheric.

Wind Power

Wind power is the conversion of wind energy into more useful forms of energy, such as electricity, using wind turbines. At the end of 2006, worldwide capacity of wind powered generators was 74,223 megawatts. Globally, wind power generation more than quadrupled between 2000 and 2006; however, wind power currently produces just over 1% of world-wide electricity.

Wind power is most often captured by converting the rotation of turbine blades into electrical current by means of an electrical generator. Wind energy is plentiful, renewable, widely distributed, clean, and reduces toxic atmospheric and greenhouse gas emissions if used to replace fossil-fuel-derived electricity. The intermittency of wind seldom creates problems when using wind power at low to moderate penetration levels. There is an estimated 50 to 100 times more wind energy than plant biomass energy available on Earth. Most of this wind energy can be found at high altitudes where continuous wind speeds of over 160 km/h (100 mph) occur.

The power in the wind can be extracted by allowing it to blow past moving wings that exert torque on a rotor. The amount of power transferred is directly proportional to the density of the air, the area swept out by the rotor, and the cube of the wind speed. The mass flow of air that travels through the swept area of a wind turbine varies with the wind speed and air density. Because so much power is generated by higher wind speed, much of the average power available to a windmill comes in short bursts. As a general rule, wind generators are practical where the average wind speed is 10 mph (16 km/h or 4.5 m/s) or greater. An ideal location would have a near constant flow of non-turbulent wind throughout the year and would not suffer too many sudden powerful bursts of wind. An important turbine siting factor is access to local demand or transmission capacity. The wind blows faster at higher altitudes because of the reduced influence of drag of the surface (sea or land) and the reduced viscosity of the air. The increase in velocity with altitude is most dramatic near the surface and is affected by topography, surface roughness, and upwind obstacles such as trees or buildings. As the wind turbine extracts energy from the air flow, the air is slowed down, which causes it to spread out and divert around the wind turbine to some extent. Betz' law states that a wind turbine can extract at most 59% of the energy that would otherwise flow through the turbine's cross section. The Betz limit applies regardless of the design of the turbine. Intermittency and the non-dispatchable nature of wind energy production can raise costs for regulation, incremental operating reserve, and (at high penetration levels) could require demand-side management or storage solutions.

Wind Power Industry

Apart from regulatory issues and externalities, decisions to invest in wind energy also depend on the cost of alternative sources of energy. Natural gas, oil and coal prices, the main production technologies with significant fuel costs, are often determinants in the choice of the level of wind energy. Electricity generated from wind power can be highly variable at several different timescales: from hour to hour, daily, and seasonally. Annual variation also exists, but is not as significant.

China, which gets two-thirds of its power from coal, is also trying to cut pollution, adding almost 500 megawatts ("MW") of wind energy capacity in 2005 - a jump of 66 percent to 1,260 MW, according to the Global Wind Energy Council. China has a wind power target of 5,000 MW of wind capacity by 2010 and a goal of 30,000 MW by 2020. That is making the market in China more attractive than countries like Australia, where investments in wind projects have slowed as government targets for renewable energy use are reached. In China, the renewable power market still favors local companies over foreign ones. Led by China and India, the Asia Pacific wind market will contribute a nearly a quarter of world MW added by 2010, emerging as a key global wind power region.

The year 2005 was a significant milestone in terms of wind energy development in the Philippines - the first wind farm in Southeast Asia was commissioned on Luzon Island. The Philippines have the highest wind energy potential among Southeast Asian countries. Within the next decade, the Philippines therefore hope to become the leading wind power producer in Southeast Asia. However, growth is very slow due to the absence of established national policies to allow a massive uptake of wind energy. However, the Philippine government has started working on improving the promotion of renewable energy on the islands.

Solar Power

Solar power (also known as solar energy) is a source of power that uses energy from the sun. The term solar energy is used more specifically to describe the utilization of this energy through human endeavor. Solar energy also broadly describes technologies that utilize sunlight. Modern solar technologies continue to harness the sun to provide water heating, day lighting and even flight. The term solar power specifically describes technologies that convert sunlight into electricity or mechanical power. At present, photovoltaic panels (“PVs”) typically convert about 15% of incident sunlight into electricity.

A solar cell or photovoltaic cell is a device that converts light into electricity using the photovoltaic effect. Until recently, their use has been limited because of high manufacturing costs. They are now useful for various functions, including limited "off grid" home power applications. Solar panels produce more power during summer months because they receive more sunlight. Photovoltaic (“PV”) technology involves the generation of electricity from light. The key to this process is the use of a semiconductor material which can be adapted to release electrons, the negatively charged particles that form the basis of electricity. The most common semiconductor material used in photovoltaic cells is silicon, an element most commonly found in sand. All PV cells have at least two layers of such semiconductors, one positively charged and one negatively charged. When light shines on the semiconductor, the electric field across the junction between these two layers causes electricity to flow, and the greater the intensity of the light, the greater the flow of electricity. A photovoltaic system does not therefore need bright sunlight in order to operate, and can generate electricity even on cloudy days.

The most important parts of a PV system are the cells which form the basic building blocks, the modules which bring together large numbers of cells into a unit, and, in some situations, the inverters used to convert the electricity generated into a form suitable for everyday use.

There is more than enough solar radiation available all over the world to satisfy a vastly increased demand for solar power systems. The sunlight which reaches the earth’s surface is enough to provide 2,850 times as much energy as we can currently use. On a global average, each square meter of land is exposed to enough sunlight to produce 1,700 kWh of power every year.

Solar Power Industry

The economic advantage of conventional heating fuels has varied over time, resulting in periodic interest in solar hot water. The recent price spikes and erratic availability of conventional fuels is renewing interest in solar heating technologies. As of 2005, the total installed capacity of solar hot water systems is 88 GWth and growth is 14% per year. China is the world leader in the deployment of solar hot water systems with 80% of the market.
Total peak power of installed PV is around 6,000 MW as of the end of 2006. Installed PV is projected to increase to over 9,000 MW in 2007. This is only one part of solar-generated electric power.

Declining manufacturing costs (dropping at 3 to 5% a year in recent years) are expanding the range of cost-effective uses. The average lowest retail cost of a large photovoltaic array declined from $7.50 to $4 per watt between 1990 and 2005. With many jurisdictions now giving tax and rebate incentives, solar electric power can now pay for itself in five to ten years in many places. "Grid-connected" systems - those systems that use an inverter to connect to the utility grid instead of relying on batteries - now make up the largest part of the market.

In 2003, worldwide production of solar cells increased by 32%. Between 2000 and 2004, the increase in worldwide solar energy capacity was an annualized 60%. 2005 was expected to see large growth again, but shortages of refined silicon have been hampering production worldwide since late 2004. Analysts have predicted similar supply problems for 2006 and 2007, which may impact the price of PVs, and consequently, of our Product.

Boiler Industry

According to a May 2006 report by Building Services Research and Information Association ("BSRIA"), the total world domestic boiler market was estimated at US$10.9 billion and 10.46 million units in 2005 and expected to grow at a moderate rate over the next few years. The UK is still the biggest market in both value and volume terms, followed by South Korea and Italy. Growth rates vary significantly between countries, with smaller markets generally offering higher growth potential. China is expected to grow at a rate of almost 7% a year. The relation of the individual market segments is going to change over the forecast period.

Supply Structure:

- The domestic boiler market is highly regionalized with the major players generally only strong in their home continent. China is an exception because leading European brands such as Bosch, Buderus and Viessmann hold significant market shares there.

- Wall hung units are dominated by some nine major companies, although there are many more significant brands used by these companies in individual countries.

- Other markets such as the floor standing gas atmospheric and oil/gas pressure jet have become progressively more localized.

- The Asian market has many large domestic boiler manufacturers, who have a significant share of the market in their home country. The exception is Rinnai (Japan and China) and Kyungdong (Korea and China), who hold significant shares in dual markets.

Continued increases in energy costs and consumer demand for improved thermal comfort have spurred the development of gas-fired condensing boilers, according to the April 2007 issue of Appliance Magazine. However, due to their complexity and high initial equipment costs, boiler OEMs are faced with a limited customer base unless they can meet the challenge of manufacturing a smaller, lower cost system that can be marketed to more consumers. One key component toward this goal would be a smaller, quieter, more reliable premix gas blower manufactured at a reduced cost. The next generation of premix gas blowers will provide boiler manufacturers with improved performance, reliability and cost savings that can lead to a more affordable high-efficiency heating system for all consumers.

Our Product

Asia's rising demand for renewable and environmentally friendly energy sources in the face of the rising cost of electricity combined with the projected expansion of the Asian Boiler Industry has resulted in what we anticipate will be a highly receptive potential market for our Product. Our Product consists of three main components: a wind generator, a solar generator, and an electric boiler. The wind generator can be used autonomously or in parallel with the solar generator to power our electric boiler. We are currently early in the process of designing and developing our wind and solar-powered boiler at our operations office in the Philippines. All of the raw materials related to the wind/solar powered boiler are available through the public marketplace.

Our Product is being designed to be installed in individual homes and apartment buildings, initially in China, and later in other Asian countries. The boiler will use electric-powered heating coils inside a container filled with a thermally conductive medium, such as water, oil, or gas, to heat the medium to high temperatures. The heated medium will then be transported throughout the building via pipes within the walls or floor. Heat will radiate from the pipes into the living space to provide a comfortable temperature for the occupants.

The electricity to run the boiler will be generated by a windmill and a solar panel installed on the top of the building. The use of both alternative power sources reduces the risk that there will not be enough electricity generated to power the boiler. In most developed areas, other sources of electricity will kick in if there is no wind or sun to generate electricity, but in less-developed areas, there may be no other source of electricity available.

The diagram below shows how our Product will work to generate heat and hot water for a house or other residential building:

Our Product works as follows: The solar panels (1) collect sun rays and convert the thermal energy into electricity through PVs. At the same time, the windmill (2) is collecting wind power and converting the mechanical energy into electricity through an internal generator. The electricity is transmitted via electrical lines (3) to the boiler and powers heating coils (4) inside the boiler (5) that raise the temperature of the heating medium. The heated medium is then transmitted through pipes (6) that run throughout the building. Heat radiates from the pipes to raise the air temperature of the building. Future versions of our Product may include water conduits (7) that run through the boiler, so that the thermal energy in the boiler can be utilized to generate hot water for household uses.

Competition

We face some competition in the Boiler Market. We compete with a number of established manufacturers, importers and distributors who sell boilers in China. These companies enjoy brand recognition which exceeds that of our brand name. We compete with several manufacturers, importers and distributors who have significantly greater financial, distribution, advertising, and marketing resources than we do. We compete primarily on the basis of quality, brand name recognition, and price.

We believe that our success will depend upon our ability to remain competitive in our product areas. The failure to compete successfully in the future could result in a material deterioration of customer loyalty and our image and could have a material adverse effect on our business.

U.S.-based water heater and electric motor maker A. O. Smith (Milwaukee, WI) and Spanish appliance OEM Fagor Electrodomésticos (Arrasate) are planning to form a joint venture to produce residential wall-hung gas combination boilers in China, making them a major competitor in the Asian Boiler Market. Fagor-A. O. Smith (Nanjing) Combi Boiler Co., Ltd. will occupy a facility in Nanjing close to A. O. Smith's existing water heater operations. The venture will manufacture "combi" boilers that provide both potable water and space heating for residential applications. Production will begin in 2008. A. O. Smith Corporation will invest in the venture, through its wholly owned subsidiary A. O. Smith (China) Investment Co., with Fagor Electrodomésticos S. Coop., which is one of Europe's biggest appliance OEMs, with 2006 sales of €1.7 billion (approx. US$2.3 Billion). The Chinese company will initially go to market with products based on existing Fagor designs, but the partners plan to develop an engineering function to design and develop new products for the Chinese market. Fagor makes gas-fueled combi boilers in Spain for a number of global markets. The combi boilers will be sold by each company's sales organization in China under the A. O. Smith and Fagor brands. The new company will be a Wholly Owned Foreign Enterprise under Chinese law.

The world's largest wind turbine maker, Vestas Wind, and India's Suzian Energy Ltd. continue to grow their alternative energy businesses in China. Also, many Danish companies representing a comprehensive range of products and services, covering everything from consultant design, manufacture, installation and ongoing support within wind technology, are now bringing their expertise to China.

Intellectual Property

We intend to aggressively assert our rights under trade secret, unfair competition, trademark and copyright laws to protect our intellectual property, including product formulas, proprietary manufacturing processes and technologies, product research and concepts, and recognized trademarks. These rights are protected through the acquisition of patents and trademark registrations, the maintenance of trade secrets, the development of trade dress, and, where appropriate, litigation against those who are, in our opinion, infringing these rights.

We are currently consulting with law firms to protect our brand name and product design. While there can be no assurance that registered trademarks will protect our proprietary information, we intend to assert our intellectual property rights against any infringer. Although any assertion of our rights can result in a substantial cost to, and diversion of effort by, our company, management believes that the protection of our intellectual property rights is a key component of our operating strategy.

Regulatory Matters

We are subject to the laws and regulations of those jurisdictions in which we plan to sell our product, which are generally applicable to business operations, such as business licensing requirements, income taxes, and payroll taxes. In general, the sale of our product in China is not subject to special regulatory and/or supervisory requirements.

Employees

We have no other employees other than our officers and directors. Our President and our Chief Technology Officer are the only employees of the company. They oversee all responsibilities in the areas of corporate administration, business development and research. If finances permit, however, we intend to expand our current management to retain skilled directors, officers and employees with experience relevant to our business focus. Our current management team is highly skilled in technical areas such as researching and developing our product, but not skilled in areas such as marketing our product and business management. Obtaining the assistance of individuals with an in-depth knowledge of operations and marketing will allow us to build market share more effectively.

Description of Property

We maintain our corporate office at 50 West Liberty Street, Suite 880, Reno, NV 89501, and our operations office at 128 Seagull Avenue, Baybreeze Executive Village, Taguig City, Republic of the Philippines.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This prospectus contains forward-looking statements that involve risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included in this prospectus.

Plan of Operation In The Next Twelve Months

Product Development

We intend to continue to develop and refine our Product over the coming months. Specifically, we will continue to focus on enhancing the product's quality and reducing costs in this process during the next twelve months. We are currently conducting experiments to improve our product quality and cost. These experiments include testing different sizes and power scales, testing all varieties of components, including different wind generators and solar generators, in order to employ the most efficient combination of components, and we are reducing cost by using the lowest price components available on the market if they pass our quality tests. We are also researching the benefits of adding more components to further improve our product.

Locate Suitable Manufacturing

We do not currently have any manufacturing facilities. Production of our wind/solar powered boiler does not require any special facilities or equipment. All of the raw materials related to the wind/solar powered boiler are available through the public marketplace.

Sales and distribution Strategy

Our goal is for our wind/solar powered boiler to become a leading product in the Asian marketplace. In order to achieve our goal, we intend to increase awareness of our product with potential customers. We intend to do this by engaging in the following:


Attending national and regional home improvement and home construction promotional events and conferences. There are events and conferences managed by regional and central institutions and organizations to promote advanced home improvement. We plan to attend a number of events attended by home improvement merchants and home builders in order to further expose our product. These events will include home improvement products trade meetings and promotional events that are attended by home improvement related wholesalers and retailers and related seminars and conferences.


Developing direct marketing programs to attract retailers. In addition to attending the foregoing conferences and seminars, we intend to market directly to retailers. Our marketing will include conducting seminars and the use of online and traditional advertising media such as newspapers and trade publications.


Promoting to the public through internet-based and traditional media advertising. We intend to use internet-based and traditional media to promote our product directly to the public to raise public awareness of our product.

Sales Personnel

In the short term, we intend to use the services of our management to sell our products. As our product approaches the manufacturing stage, however, we plan to employ salesmen in China to promote and sell our product to their local home improvement stores and home builders. These sales representatives will be responsible for soliciting, selecting and securing accounts within a particular regional territory. We expect to pay such sales representatives on a commission basis. In addition, we may decide to pay each sales representative a base salary. We expect to provide service and support to our sales representatives, including advertising and sales materials. These sales representatives will have construction experience, and we will provide training on how to install our product.

Expenses

We estimate the costs to implement our business strategy over the following twelve months to be:


Travel and Related expenses, which will consist primarily of our executive officers and directors visiting home improvement equipment resellers, homebuilders, and other construction contractors in their sales efforts. We estimate travel and related expenses for the next twelve months will be approximately $4,000;


Initial Marketing, which will consist of the marketing efforts discussed above, including direct marketing and attendance at trade shows. We estimate initial marketing expenses for the next twelve months will be approximately $6,000;


Research and Development costs consist of developing and testing our Product and determining the best combination of materials and suppliers for production. We estimate that research and development costs for the next twelve months will be approximately $10,000.

We intend to obtain business capital through the use of private equity fundraising or shareholders loans. We anticipate that, in time, the primary source of revenues for our business model will be the sale of our Product.

Significant Equipment

We do not intend to purchase any significant equipment for the next twelve months.

Results of Operations for the Three Months Ended January 31, 2010 and 2009 and Period from September 18, 2007 (Date of Inception) until January 31, 2010

We generated no revenue for the period from September 18, 2007 (Date of Inception) until January 31, 2010.

Our Operating Expenses during the three months ended January 31, 2010 were $2,000, compared with $2,000 for the three months ended January 31, 2009.  Our Operating Expenses for the period from September 18, 2007 (Date of Inception) to January 31, 2010 were $61,000. For all periods mentioned, our Operating Expenses consisting entirely of Professional Fees. We, therefore, recorded a net loss of $2,000 for the three months ended January 31, 2010, compared with $2,000 for the three months ended January 31, 2009, and $61,000 for the period from September 18, 2007 (Date of Inception) until January 31, 2010.

Results of Operations for the Year Ended October 31, 2009 and Period from September 18, 2007 (Date of Inception) until October 31, 2009

We generated no revenue for the period from September 18, 2007 (Date of Inception) until October 31, 2009.

Operating Expenses during the year ended October 31, 2009 were $10,000, as compared with $45,000 for the year ended October 31, 2008. Our Operating Expenses for the period from September 18, 2007 (Date of Inception) to October 31, 2009 were $59,000. For all periods mentioned, our Operating Expenses consisting entirely of Professional Fees. We, therefore, recorded a net loss of $10,000 for the year ended October 31, 2008, as compared with $45,000 for the year ended October 31, 2008, and $59,000 for the period from September 18, 2007 (Date of Inception) until October 31, 2009.

We anticipate our operating expenses will increase as we undertake our plan of operations. The increase will be attributable to the continued development of our Product and the professional fees associated with our becoming a reporting company under the Securities Exchange Act of 1934.

Liquidity and Capital Resources

As of January 31, 2010, we had total current assets of $0.  We had $18,000 in current liabilities as of January 31, 2010. Thus, we had a working capital deficit of $18,000 as of January 31, 2010.  All of our current liabilities are associated with loans from our officer, Geraldine Gugol, for amounts advanced to pay for professional services provided by our outside independent auditors for services rendered for periods ending on and prior to January 31, 2010. The amount is unsecured, due upon demand, and non-interest bearing. We have no commitment from any officer and director to advance funds in the future.

Operating activities used $0 in cash for the period from September 18, 2007 (Date of Inception) until January 31, 2010. Financing Activities during the period from September 18, 2007 (Date of Inception) until January 31, 2010 generated $43,000 in cash during the period.

As of January 31, 2010, we have insufficient cash to operate our business at the current level for the next twelve months and insufficient cash to achieve our business goals. The success of our business plan beyond the next 12 months is contingent upon us obtaining additional financing. We intend to fund operations through debt and/or equity financing arrangements, which may be insufficient to fund our capital expenditures, working capital, or other cash requirements. We do not have any formal commitments or arrangements for the sales of stock or the advancement or loan of funds at this time. There can be no assurance that such additional financing will be available to us on acceptable terms, or at all.

As of October 31, 2009, we had total current assets of $0.  We had $16,000 in current liabilities as of October 31, 2009. Thus, we had a working capital deficit of $16,000 as of October 31, 2009.

Operating activities used $43,000 in cash for the period from September 18, 2007 (Date of Inception) until October 31, 2009. Our net loss of $59,000 offset by a loan due to our officer of $16,000 was the sole basis of our negative operating cash flow. Financing Activities during the period from September 18, 2007 (Date of Inception) until October 31, 2008 generated $43,000 in cash during the period.

Going Concern

We have limited working capital and have not yet received revenues from sales of products. These factors have caused our accountants to express substantial doubt about our ability to continue as a going concern.  The financial statements do not include any adjustment that might be necessary if we are unable to continue as a going concern.

Our ability to continue as a going concern is dependent on our generating cash from the sale of our common stock and/or obtaining debt financing and attaining future profitable operations. Management’s plans include selling our equity securities and obtaining debt financing to fund our capital requirement and ongoing operations; however, there can be no assurance we will be successful in these efforts.

Off Balance Sheet Arrangements

As of January 31, 2010, there were no off balance sheet arrangements.

Certain Relationships and Related Transactions

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

	Any of our directors or officers;
	Any person proposed as a nominee for election as a director;

	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
	Any of our promoters;
	Any relative or spouse of any of the foregoing persons who has the same house address as such person.

Market for Common Equity and Related Stockholder Matters

Market Information

Our common stock is currently quoted on the OTC Bulletin Board (“OTCBB”), which is sponsored by FINRA. The OTCBB is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current "bids" and "asks", as well as volume information. Our shares are quoted on the OTCBB under the symbol “AXIU.”

The following table sets forth the range of high and low bid quotations for our common stock for each of the periods indicated as reported by the OTCBB. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Fiscal Year Ending October 31, 2009
Quarter Ended	High $	Low $
October 31, 2009	N/A	N/A
July 31, 2009	N/A	N/A
April 30, 2009	N/A	N/A
January 31, 2009	N/A	N/A

Fiscal Year Ending October 31, 2008
Quarter Ended	High $	Low $
October 31, 2008	N/A	N/A
July 31, 2008	N/A	N/A
April 30, 2008	N/A	N/A
January 31, 2008	N/A	N/A

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;(b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask  price;(d) contains a toll-free telephone number for inquiries on disciplinary actions;(e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and;(f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with; (a) bid and offer quotations for the penny stock;(b) the compensation of the broker-dealer and its salesperson in the transaction;(c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

Currently, we have forty (40) holders of record of our common stock.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

We are paying the expenses of the offering because we seek to: (i) become a reporting company with the Commission under the Securities Exchange Act of 1934; and (ii) enable our common stock to be traded on the OTCBB.  We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on a recognized market for the trading of securities in the United States.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors.  We believe that obtaining reporting company status under the 1934 Act and trading on the OTCBB should increase our ability to raise these additional funds from investors.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

1.	we would not be able to pay our debts as they become due in the usual course of business, or;
2.
our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to both to our officers and to our directors for all services rendered in all capacities to us for our fiscal years ended October 31, 2009 and 2008.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Geraldine Gugol President, Chief Executive Officer, Principal Executive Officer, Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer and Director	2009 2008	0 0	0 0	0 0	0 0	0 0	0 0	0 0
Leilane E. Macatangay, Chief Technology Officer	2009 2008	0 0	0 0	0 0	0 0	0 0	0 0	0 0

Narrative Disclosure to the Summary Compensation Table

We have not entered into any employment agreement or consulting agreement with our executive officers.  There are no arrangements or plans in which we provide pension, retirement or similar benefits for executive officers.

Although we do not currently compensate our officers, we reserve the right to provide compensation at some time in the future.  Our decision to compensate officers depends on the availability of our cash resources with respect to the need for cash to further our business purposes.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer as of October 31, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Geraldine Gugol	-	-	-	-	-	-	-	-	-
Leilane E. Macatangay	-	-	-	-	-	-	-	-	-

Stock Option Grants

We have not granted any stock options to the executive officers or directors since our inception.

Director Compensation

We do not pay any compensation to our directors at this time. However, we reserve the right to compensate our directors in the future with cash, stock, options, or some combination of the above.

We have not reimbursed our directors for expenses incurred in connection with attending board meetings nor have we paid any directors fees or other cash compensation for services rendered as a director in the year ended October 31, 2009.

Stock Option Plans

We did not have a stock option plan as of January 31, 2010.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth, as of  January 31, 2010, certain information as to shares of our common stock owned by (i) each person known by us to beneficially own more than 5% of our outstanding common stock, (ii) each of our directors, and (iii) all of our executive officers and directors as a group:

Name and Address of Beneficial Owners of Common Stock	Title of Class	Amount and Nature of Beneficial Ownership1	% of Common Stock2
Geraldine Gugol 128 Seagull Ave., Baybreeze Exec Village Taguig City, Philippines	Common Stock	600,000	27.9%
Leilane E. Macatangay 128 Seagull Ave., Baybreeze Exec Village Taguig City, Philippines	Common Stock	600,000	27.9%
DIRECTORS AND OFFICERS – TOTAL		1,200,000	55.8%

5% SHAREHOLDERS
NONE	Common Stock	NONE	NONE

1.
As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security).  In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.

2.	The percentage shown is based on denominator of 2,150,000 shares of common stock issued and outstanding for the company as of January 31, 2010.

Financial Statements

Index to Financial Statements:

Financial statements for the period from September 18, 2007 (Date of Inception) through January 31, 2010

F-1	Balance Sheets as of January 31, 2010 (unaudited) and October 31, 2009 (audited);
F-2	Statements of Operations for the three months ended January 31, 2010 and 2009 and period from September 18, 2007 (Inception) to January 31, 2010 (unaudited);
F-3	Statement of Stockholders’ Deficit for period from September 18, 2007 (Inception) to January 31, 2010 (unaudited);
F-4	Statements of Cash Flows for the three months ended January 31, 2010 and 2009 and period from September 18, 2007 (Inception) to January 31, 2010 (unaudited);
F-5	Notes to Financial Statements;

Audited Financial Statements:
F-8	Report of Independent Registered Public Accounting Firm
F-9	Consolidated Balance Sheets as of October 31, 2009 and 2008;
F-10	Statements of Operations for the years ended October 31, 2009 and 2008, and the period from inception to October 31, 2009;
F-11	Statement of Stockholders’ Deficit for period from inception to October 31, 2009;
F-12	Statements of Cash Flows for the years ended October 31, 2009 and 2008, and the period from inception to October 31, 2009;
F-13	Notes to Financial Statements

AXIUS, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS
As of January 31, 2010 and October 31, 2009

	January 31, 2010	October 31, 2009
	(unaudited)	(audited)
ASSETS

Current Assets
Cash and equivalents	$-0-	$-0-
Prepaid expenses	-0-	-0-

TOTAL ASSETS	$-0-	$-0-

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities
Accrued expenses	$-0-	$-0-
Due to officer	18,000	16,000
Total liabilities	18,000	16,000

Stockholders’ Deficit
Common Stock, $.001 par value, 90,000,000 shares authorized, 2,150,000 shares issued and outstanding	2,150	2,150
Preferred Stock, $.001 par value, 10,000,000 shares authorized, -0- shares issued and outstanding	-0-	-0-
Additional paid-in capital	40,850	40,850
Deficit accumulated during the development stage	(61,000)	(59,000)
Total stockholders’ deficit	(18,000)	(16,000)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$-0-	$-0-

See accompanying notes to financial statements.

AXIUS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS (unaudited)
Three Months Ended January 31, 2010 and 2009
Period from September 18, 2007 (Inception) to January 31, 2010

	Three Months Ended January 31, 2010	Three Months Ended January 31, 2009	Period from September 18, 2007 (Inception) to January 31, 2010
Revenues	$-0-	$-0-	$-0-

Expenses :
Professional fees	2,000	2,000	61,000

Net Loss	$(2,000)	$(2,000)	$(61,000)

Net loss per share:
Basic and diluted	$(0.00)	$(0.00)

Weighted average shares outstanding:
Basic and diluted	2,150,000	2,150,000

See accompanying notes to financial statements.

AXIUS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS’ DEFICIT (unaudited)
Period from September 18, 2007 (Inception) to January 31, 2010

	Common stock		Additional paid-in	Deficit accumulated during the development
	Shares	Amount	capital	stage	Total
Issuance of common stock for cash @$.001	2,150,000	$2,150	$40,850	$-	$43,000
Loss for the period ended October 31, 2007	-	-	-	(4,000)	(4,000)
Balance, October 31, 2007	2,150,000	2,150	40,850	(4,000)	39,000
Net loss for the year ended October 31, 2008	-	-	-	(45,000)	(45,000)
Balance, October 31, 2008	2,150,000	2,150	40,850	(49,000)	(6,000)
Net loss for the year ended October 31, 2009	-	-	-	(10,000)	(10,000)
Balance, October 31, 2009	2,150,000	2,150	40,850	(59,000)	(16,000)
Net loss for the three months ended January 31, 2010	-	-	-	(2,000)	(2,000)
Balance, January 31, 2010	2,150,000	$2,150	$40,850	$(61,000)	$(18,000)

See accompanying notes to financial statements.

AXIUS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS (unaudited)
Three Months Ended January 31, 2010 and 2009
Period from September 18, 2007 (Inception) to January 31, 2010

	Three Months Ended January 31, 2010	Three Months Ended January 31, 2009	Period From September 18, 2007 (Inception) to January 31, 2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,000)	$(2,000)	$(61,000)
Change in non-cash working capital items Prepaid expenses	-0-	-0-	-0-
Accrued expenses	-0-	(6,000)	-0-
Due to officer	2,000	8,000	18,000
CASH FLOWS USED BY OPERATING ACTIVITIES	-0-	-0-	(43,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sales of common stock	-0-	-0-	43,000
NET INCREASE IN CASH	-0-	-0-	-0-

Cash, beginning of period	-0-	-0-	-0-
Cash, end of period	$-0-	$-0-	$-0-

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$-0-	$-0-	$-0-
Income taxes paid	$-0-	$-0-	$-0-

See accompanying notes to financial statements.

AXIUS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
January 31, 2010

NOTE 1 – SUMMARY OF ACCOUNTING POLICIES

Nature of Business

Axius, Inc. (“Axius”) is a development stage company and was incorporated in Nevada on September 18, 2007.  The Company is developing wind and solar powered boilers specifically for use as energy-efficient heating systems.  Axius operates out of office space owned by a director and stockholder of the Company.  The facilities are provided at no charge.  There can be no assurances that the facilities will continue to be provided at no charge in the future.

Development Stage Company

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles applicable to development stage companies.  A development stage company is one in which planned principal operations have not commenced or if its operations have commenced, there has been no significant revenues there from.

Cash and Cash Equivalents

Axius considers all highly liquid investments with maturities of three months or less to be cash equivalents.  At January 31, 2010 and October 31, 2009 the Company had $-0- of cash.

Fair Value of Financial Instruments

Axius’s financial instruments consist of cash and cash equivalents and an amoutn due to officer. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Income Taxes

Income taxes are computed using the asset and liability method.  Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws.  A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Basic loss per share

Basic loss per share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

AXIUS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
January 31, 2010

NOTE 1 – SUMMARY OF ACCOUNTING POLICIES (continued)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Recent Accounting Pronouncements

Axius does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

NOTE 2 – PREPAID EXPENSES

Prepaid expenses at January 31, 2010 and October 31, 2009 were $-0-.

NOTE 3 – DUE TO OFFICER

The amount due to officer of $18,000 at January 31, 2010 consisted of amounts owed to an officer of the Company for amounts advanced to pay for professional services provided by the Company’s outside independent auditors for services rendered for periods ending on and prior to January 31, 2010. The amount is unsecured, due upon demand, and non-interest bearing.

NOTE 4 – INCOME TAXES

For the periods ended January 31, 2010, Axius has incurred net losses and, therefore, has no tax liability.  The net deferred tax asset generated by the loss carry-forward has been fully reserved.  The cumulative net operating loss carry-forward is approximately $61,000 at January 31, 2010, and will expire beginning in the year 2027.

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

2009
Deferred tax asset attributable to:
Net operating loss carryover	$20,740
Valuation allowance	(20,740)
Net deferred tax asset	$-

AXIUS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
January 31, 2010

NOTE 5 – LIQUIDITY AND GOING CONCERN

Axius has negative working capital, has incurred losses since inception, and has not yet received revenues from sales of products or services.  These factors create substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

The ability of Axius to continue as a going concern is dependent on the Company generating cash from the sale of its common stock and/or obtaining debt financing and attaining future profitable operations.  Management’s plans include selling its equity securities and obtaining debt financing to fund its capital requirement and ongoing operations; however, there can be no assurance the Company will be successful in these efforts.

NOTE 6 – SUBSEQUENT EVENTS

The Company has analyzed its operations subsequent to January 31, 2010 through the date these financial statements were filed with the Securities and Exchange Commission and has determined that it does not have any material subsequent events to disclose.

Maddox Ungar Silberstein, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.maddoxungar.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Axius, Inc.
Taguig City, Philippines

We have audited the accompanying balance sheets of Axius, Inc. (a development stage company) as of October 31, 2009 and 2008 and the related statements of operations, stockholders’ deficit and cash flows for the periods then ended and for the period from September 18, 2007 (date of inception) to October 31, 2009.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Axius, Inc. as of October 31, 2009 and 2008, and the results of its operations and cash flows for the periods then ended and the period from September 18, 2007 (date of inception) to October 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 6 to the financial statements, the Company has negative working capital, has not yet received revenue from sales of products or services, and has incurred losses from operations.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans with regard to these matters are described in Note 6. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Maddox Ungar Silberstein, PLLC

Maddox Ungar Silberstein, PLLC
Bingham Farms, Michigan
December 14, 2009

AXIUS, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS
As of October 31, 2009 and October 31, 2008

	October 31, 2009	October 31, 2008

ASSETS

Current Assets
Cash and equivalents	$-0-	$-0-
Prepaid expenses	-0-	-0-

TOTAL ASSETS	$-0-	$-0-

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities
Accrued expenses	$-0-	$6,000
Due to officer	16,000	-0-
Total liabilities	16,000	6,000

Stockholders’ Deficit
Common Stock, $.001 par value, 90,000,000 shares authorized, 2,150,000 shares issued and outstanding	2,150	2,150
Preferred Stock, $.001 par value, 10,000,000 shares authorized, -0- shares issued and outstanding	-0-	-0-
Additional paid-in capital	40,850	40,850
Deficit accumulated during the development stage	(59,000)	(49,000)
Total stockholders’ deficit	(16,000)	(6,000)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$-0-	$-0-

See accompanying notes to financial statements.

AXIUS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
Years Ended October 31, 2009 and 2008
Period from September 18, 2007 (Inception) to October 31, 2009

			Period from
	Year	Year	September 18, 2007
	Ended	Ended	(Inception) to
	October 31,	October 31,	October 31,
	2009	2008	2009
Revenues	$-0-	$-0-	$-0-

Expenses :
Professional fees	10,000	45,000	59,000

Net Loss	$(10,000)	$(45,000)	$(59,000)

Net loss per share:
Basic and diluted	$(0.00)	$(0.02)

Weighted average shares outstanding:
Basic and diluted	2,150,000	2,150,000

See accompanying notes to financial statements.

AXIUS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS’ DEFICIT
Period from September 18, 2007 (Inception) to October 31, 2009

	Common stock		Additional paid-in	Deficit accumulated during the development
	Shares	Amount	capital	stage	Total
Issuance of common stock for cash @$.001	2,150,000	$2,150	$40,850	$-	$43,000
Loss for the period ended October 31, 2007	-	-	-	(4,000)	(4,000)
Balance, October 31, 2007	2,150,000	2,150	40,850	(4,000)	39,000
Net loss for the year ended October 31, 2008	-	-	-	(45,000)	(45,000)
Balance, October 31, 2008	2,150,000	2,150	40,850	(49,000)	(6,000)
Net loss for the year ended October 31, 2009	-	-	-	(10,000)	(10,000)
Balance, October 31, 2009	2,150,000	$2,150	$40,850	$(59,000)	$(16,000)

See accompanying notes to financial statements.

AXIUS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
Years Ended October 31, 2009 and 2008
Period from September 18, 2007 (Inception) to October 31, 2009

			Period From
	Year	Year	September 18, 2007
	Ended	Ended	(Inception) to
	October 31,	October 31,	October 31,
	2009	2008	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(10,000)	$(45,000)	$(59,000)
Change in non-cash working capital items Prepaid expenses	-0-	4,000	-0-
Accrued expenses	(6,000)	6,000	-0-
Due to officer	16,000	-0-	16,000
CASH FLOWS USED BY OPERATING ACTIVITIES	-0-	(35,000)	(43,000)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sales of common stock	-0-	-0-	43,000
NET INCREASE IN CASH	-0-	-0-	-0-

Cash, beginning of period	-0-	35,000	-0-
Cash, end of period	$-0-	$-0-	$-0-

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$-0-	$-0-	$-0-
Income taxes paid	$-0-	$-0-	$-0-

See accompanying notes to financial statements.

AXIUS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
October 31, 2009

NOTE 1 – SUMMARY OF ACCOUNTING POLICIES

Nature of Business

Axius, Inc. (“Axius”) is a development stage company and was incorporated in Nevada on September 18, 2007.  The Company is developing wind and solar powered boilers specifically for use as energy-efficient heating systems.  Axius operates out of office space owned by a director and stockholder of the Company.  The facilities are provided at no charge.  There can be no assurances that the facilities will continue to be provided at no charge in the future.

Development Stage Company

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles applicable to development stage companies.  A development stage company is one in which planned principal operations have not commenced or if its operations have commenced, there has been no significant revenues there from.

Cash and Cash Equivalents

Axius considers all highly liquid investments with maturities of three months or less to be cash equivalents.  At October 31, 2009 and October 31, 2008 the Company had $-0- of cash.

Fair Value of Financial Instruments

Axius’s financial instruments consist of cash and cash equivalents and an amoutn due to officer. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Income Taxes

Income taxes are computed using the asset and liability method.  Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws.  A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Basic loss per share

Basic loss per share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

AXIUS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
October 31, 2009

NOTE 1 – SUMMARY OF ACCOUNTING POLICIES (continued)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Recent Accounting Pronouncements

Axius does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

NOTE 2 – PREPAID EXPENSES

Prepaid expenses at October 31, 2009 and 2008 were $-0-.

NOTE 3 – ACCRUED EXPENSES

Accrued expenses at October 31, 2008 consisted of amounts owed to the Company’s outside independent auditors for services rendered for periods reported on in these financial statements.

NOTE 4 – DUE TO OFFICER

The amount due to officer of $16,000 at October 31, 2009 consisted of amounts owed to an officer of the Company for amounts advanced to pay for professional services provided by the Company’s outside independent auditors for services rendered for periods ending on and prior to October 31, 2009. The amount is unsecured, due upon demand, and non-interest bearing.

NOTE 5 – INCOME TAXES

For the periods ended October 31, 2009, Axius has incurred net losses and, therefore, has no tax liability.  The net deferred tax asset generated by the loss carry-forward has been fully reserved.  The cumulative net operating loss carry-forward is approximately $59,000 at October 31, 2009, and will expire beginning in the year 2027.

AXIUS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
October 31, 2009

NOTE 5 – INCOME TAXES (continued)

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

2009
Deferred tax asset attributable to:
Net operating loss carryover	$20,000
Valuation allowance	(20,000)
Net deferred tax asset	$-

NOTE 6 – LIQUIDITY AND GOING CONCERN

Axius has negative working capital, has incurred losses since inception, and has not yet received revenues from sales of products or services.  These factors create substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

The ability of Axius to continue as a going concern is dependent on the Company generating cash from the sale of its common stock and/or obtaining debt financing and attaining future profitable operations.  Management’s plans include selling its equity securities and obtaining debt financing to fund its capital requirement and ongoing operations; however, there can be no assurance the Company will be successful in these efforts.

NOTE 7 – SUBSEQUENT EVENTS

The Company has analyzed its operations subsequent to October 31, 2009 through December 14, 2009 and has determined that it does not have any material subsequent events to disclose in these financial statements.

Changes In and Disagreements with Accountants

We have had no changes in or disagreements with our accountants.

Available Information

We have filed a registration statement on form S-1 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus.  This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company.  We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials.  You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C.  Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F. Street, N.E. Washington, D.C. 20549.  Please Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  The Securities and Exchange Commission also maintains a Web Site at http://www.sec.gov that contains reports, proxy Statements and information regarding registrants that files electronically with the Commission.  Our registration statement and the referenced exhibits can also be found on this site.

If we are not required to provide an annual report to our security holders, we intend to still voluntarily do so when otherwise due, and will attach audited financial statements with such report.

Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information Not Required In the Prospectus

Item 13. Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$1
Federal Taxes	$0
State Taxes and Fees	$0
Listing Fees	$0
Printing and Engraving Fees	$1,000
Transfer Agent Fees	$1,000
Accounting fees and expenses	$15,000
Legal fees and expenses	$10,000

Total	$27,001

All amounts are estimates.

We are paying all expenses of the offering listed above.  No portion of these expenses will be borne by the selling shareholders.  The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. Our articles of incorporation do not contain any limiting language regarding director immunity from liability. Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or;

4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 15. Recent Sales of Unregistered Securities

We issued 600,000 shares of common stock on May 31, 2007, to Geraldine Gugol, our officer and director. These shares were issued pursuant to Regulation S of the Securities Act of 1933 (the "Securities Act") at a price of $0.02 per share, for total proceeds of $12,000. The 600,000 shares of common stock are restricted shares as defined in the Securities Act.

We issued 600,000 shares of common stock on May 31, 2007, to Leilane E. Macatangay, our CTO and director. These shares were issued pursuant to Regulation S of the Securities Act of 1933 (the "Securities Act") at a price of $0.02 per share, for total proceeds of $12,000. The 600,000 shares of common stock are restricted shares as defined in the Securities Act.

We completed a private placement of 950,000 shares of our common stock pursuant to Regulation S of the 1933 Act on June 21, 2007. All shares were issued at a price of $0.02 per share. We received proceeds of $19,000 from the offering. Each purchaser represented to us that the purchaser was a Non-US Person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution. All purchasers were given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. The selling stockholders named in this prospectus include all of the purchasers who purchased shares pursuant to this Regulation S offering.

Item 16. Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation (1)
3.2	By-Laws (1)
5.1	Opinion of David Jennings, Esq., with consent to use (1)
23.1	Consent of Silberstein Ungar, PLLC (formerly known as Maddox Ungar Silberstein, PLLC)
24.1	Power of Attorney (see attached signature page)
(1) Incorporated by reference to same exhibit filed with the Company’s Form SB-2 Registration Statement on November 9, 2007.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser,

(a) If the Company is relying on Rule 430B:

i. Each prospectus filed by the Company pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(b) If the Company is subject to Rule 430C:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities: The undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer and sell such securities to the purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as Indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Reno, Nevada on March 11, 2010.

Axius Inc.

By: /s/ Geraldine Gugol
Geraldine Gugol
President, Chief Executive Officer, Principal Executive Officer,
Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jennie Slade as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Axius Inc.

By: /s/ Geraldine Gugol
Geraldine Gugol
President, Chief Executive Officer, Principal Executive Officer,
Chief Financial Officer, Principal Financial Officer,
Principal Accounting Officer and Director
March 11, 2010

By: /s/ Leilane E. Macatangay
Leilane E. Macatangay
CTO and Director
March 11, 2010